Exhibit 99.1

HACKENSACK, NJ, August 30, 2013 – First Real Estate Investment Trust of New Jersey (“FREIT”) reports its operating results for the nine and three-month periods ended July 31, 2013. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Nine Months Ended July 31,
	2013	2012
* Net Income Per Share-Basic:	$0.61	$0.42
* Dividends Per Share:	$0.90	$0.90
* AFFO Per Share-Basic:	$0.92	$1.29
* AFFO Payout:	97.8%	69.8%
* Average Residential Occupancy:	92.5%	95.9%
* Average Commercial Occupancy:	81.5%	83.9%

RESULTS OF OPERATIONS

Table of Net Income Components

The table below presents the revenue and net income components that impacted net income-common equity for the nine and three-month periods ended July 31, 2013 and 2012:

NET INCOME COMPONENTS
	Nine Months Ended			Three Months Ended
	July 31,			July 31,
	2013	2012	Change	2013	2012	Change
	(In thousands)			(In thousands)
Income from real estate operations:
Commercial properties	$10,024	$10,458	$(434)	$3,416	$3,422	$(6)

Residential properties	7,182	7,771	(589)	2,444	2,640	(196)
Total income from real estate operations	17,206	18,229	(1,023)	5,860	6,062	(202)

Financing costs:
Fixed rate mortgages	(7,997)	(7,471)	(526)	(2,725)	(2,495)	(230)
Floating rate - Rotunda & Damascus (a)	(563)	(789)	226	(59)	(321)	262
Other- Corporate interest	(472)	(403)	(69)	(165)	(141)	(24)
Total financing costs	(9,032)	(8,663)	(369)	(2,949)	(2,957)	8

Investment income	150	80	70	50	25	25

General & administrative expenses:
Accounting fees	(395)	(368)	(27)	(119)	(114)	(5)
Legal & professional fees	(78)	(77)	(1)	(41)	(40)	(1)
Trustee fees	(389)	(417)	28	(131)	(140)	9
Corporate expenses	(412)	(418)	6	(114)	(121)	7
Total general & administrative expenses	(1,274)	(1,280)	6	(405)	(415)	10

Depreciation	(4,533)	(4,589)	56	(1,511)	(1,551)	40

Adjusted income from continuing operations	2,517	3,777	(1,260)	1,045	1,164	(119)

Deferred project cost write-off, net of income relating to early lease termination	—	(776)	776	—	(2,236)	2,236

Income (loss) from continuing operations	2,517	3,001	(484)	1,045	(1,072)	2,117

Income from discontinued operations	811	437	374	48	181	(133)
Gain on sale of discontinued operation	1,377	—	1,377	—	—	—

Net income (loss)	4,705	3,438	1,267	1,093	(891)	1,984
Net (income) loss attributable to noncontrolling interests in subsidiaries	(454)	(525)	71	(182)	668	(850)

Net income (loss) attributable to common equity	$4,251	$2,913	$1,338	$911	$(223)	$1,134

(a) Damascus converted to fixed rate loan in February 2013.

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Operating Results

Adjusted income from continuing operations for the nine months ended July 31, 2013 (“Current Nine Months”) was $2,517,000 on revenues of $30,678,000, compared to $3,777,000 on revenues of $31,771,000 for the nine months ended July 31, 2012 (“Prior Nine Months”). For the three months ended July 31, 2013 (“Current Quarter”), adjusted income from continuing operations was $1,045,000 on revenues of $10,384,000, compared to $1,164,000 on revenues of $10,554,000 for the three months ended July 31, 2012 (“Prior Year’s Quarter”). Adjusted income from continuing operations is a non-GAAP measure, which management believes is a useful and meaningful gauge to investors of our operating performance, because it excludes the impact of unusual and infrequent items specifically: the Giant lease termination fee income, and the related project abandonment cost write-off, as well as income applicable to discontinued operations.

Net income attributable to common equity (“net income-common equity”) for the Current Nine Months was $4,251,000 ($0.61 per share basic), compared to $2,913,000 ($0.42 per share basic) for the Prior Nine Months. Net income-common equity for the Current Quarter was $911,000 ($0.13 per share basic), compared to a loss of $(223,000) ($0.03 per share basic) for the Prior Year’s Quarter. Included in income from discontinued operations for the Current Nine Months and Current Quarter was a gain of approximately $1.4 million relating to the sale of the Palisades Manor property in April 2013. Also, included in income from discontinued operations for the Current Nine Months was a $720,000 income tax credit related to the sale of the Heights Manor property. (See discussions under Residential Segment for additional information.) Included in income from continuing operations for the Prior Nine Months and Prior Year’s Quarter is approximately $3 million of income relating to the Giant early lease termination, offset by a $3.7 million write-off of a portion of the deferred project costs relating to development plans at the Grande Rotunda property (“Rotunda”).

SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data for FREIT’s same property real estate segments and reconciles the same property NOI to consolidated net income-common equity for the Current Nine Months and Current Quarter, as compared to the prior year’s comparable periods (See below for definition of NOI.):

	Commercial				Residential				Combined
	Nine Months Ended July 31,		Increase (Decrease)		Nine Months Ended July 31,		Increase (Decrease)		Nine Months Ended July 31,
	2013	2012	$	%	2013	2012	$	%	2013	2012
	(In thousands)				(In thousands)				(In thousands)
Rental income	$13,112	$13,635	$(523)	-3.8%	$13,602	$13,777	$(175)	-1.3%	$26,714	$27,412
Reimbursements	3,732	3,926	(194)	-4.9%	—	—	—		3,732	3,926
Other	167	123	44	35.8%	209	238	(29)	-12.2%	376	361
Total revenue	17,011	17,684	(673)	-3.8%	13,811	14,015	(204)	-1.5%	30,822	31,699

Operating expenses	6,843	7,238	(395)	-5.5%	6,629	6,244	385	6.2%	13,472	13,482
Net operating income	$10,168	$10,446	$(278)	-2.7%	$7,182	$7,771	$(589)	-7.6%	17,350	18,217
Average
Occupancy %	81.5%	83.9%		-2.4%	92.5%	95.9%		-3.4%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(126)	7
Amortization of acquired leases	(18)	5
Investment income	150	80
General and administrative expenses	(1,274)	(1,280)
Depreciation	(4,533)	(4,589)
Deferred project cost write-off, net of income relating to early lease termination	—	(776)
Financing costs	(9,032)	(8,663)
Income from continuing operations	2,517	3,001
Income from discontinued operations	811	437
Gain on sale of discontinued operations	1,377	—
Net income	4,705	3,438
Net income attributable to noncontrolling interests	(454)	(525)
Net income attributable to common equity	$4,251	$2,913

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	Commercial				Residential				Combined
	Three Months Ended July 31,		Increase (Decrease)		Three Months Ended July 31,		Increase (Decrease)		Three Months Ended July 31,
	2013	2012	$	%	2013	2012	$	%	2013	2012
	(In thousands)				(In thousands)				(In thousands)
Rental income	$4,321	$4,504	$(183)	-4.1%	$4,540	$4,646	$(106)	-2.3%	$8,861	$9,150
Reimbursements	1,435	1,310	125	9.5%	—	—	—		1,435	1,310
Other	37	39	(2)	-5.1%	72	65	7	10.8%	109	104
Total revenue	5,793	5,853	(60)	-1.0%	4,612	4,711	(99)	-2.1%	10,405	10,564

Operating expenses	2,356	2,421	(65)	-2.7%	2,168	2,071	97	4.7%	4,524	4,492
Net operating income	$3,437	$3,432	$5	0.1%	$2,444	$2,640	$(196)	-7.4%	5,881	6,072
Average
Occupancy %	81.5%	81.4%		0.1%	92.5%	95.9%		-3.4%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(15)	(3)
Amortization of acquired leases	(6)	(7)
Investment income	50	25
General and administrative expenses	(405)	(415)
Depreciation	(1,511)	(1,551)
Deferred project cost write-off	—	(2,236)
Financing costs	(2,949)	(2,957)
Income (loss) from continuing operations	1,045	(1,072)
Income from discontinued operations	48	181
Net income (loss)	1,093	(891)
Net (income) loss attributable to noncontrolling interests	(182)	668
Net income (loss) attributable to common equity	$911	$(223)

NOI is operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI.

Same Property NOI: FREIT considers same property net operating income (“Same Property NOI”) to be a useful supplemental non-GAAP measure of our operating performance. We define same property within both our commercial and residential segments to be those properties that we have owned and operated for both the current and prior periods presented, excluding those properties that we acquired, redeveloped or classified as discontinued operations during those periods. Any newly acquired property that has been in operation for less than a year, any property that is undergoing a major redevelopment, but may still be in operation at less than full capacity, and/or any property that is under contract for sale, or has been sold are not considered same property. Same properties include FREIT’s ten (10) commercial properties and FREIT’s six (6) residential properties.

NOI and Same Property NOI are non-GAAP financial measures and are not measures of operating results or cash flow as measured by generally accepted accounting principles, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT

As indicated in the table above under the caption Segment Information, total revenue and NOI from FREIT’s commercial same property segment for the Current Nine Months decreased by 3.8% and 2.7%, respectively, as compared to the Prior Nine Months. For the Current Quarter revenue decreased by 1.0% from the Prior Year’s Quarter, however, NOI for the Current Quarter was relatively level with the Prior Year’s Quarter. The decrease in revenue for both the Current Nine Months and Current Quarter was primarily due to higher vacancies at the Rotunda and Westridge Square properties, specifically, vacancy resulting from the termination of the Giant lease for 35,994 square feet of space at the Rotunda property in February 2012, which was a major contributing factor to the overall decline in revenue for the current year. It is not anticipated that this space (or a reconfiguration of this space) will be leased until the redevelopment of the Rotunda is completed. (See discussion below.) The decrease in rental revenue for the current year was slightly offset by a lower level of administrative expenses for the Current Nine Months and Current Quarter, primarily due to a higher level of bad debt expense incurred in last year’s comparable periods.

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On May 2, 2012, FREIT’s Board authorized management to pursue the sale of its South Brunswick, NJ property. The decision to sell this property was based on the Board’s desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations. A contract for the sale of the South Brunswick property, with a carrying value of $1.1 million at July 31, 2013, has been entered into, subject to the completion of the due diligence review, and the resolution of certain environmental issues. As a result, the due diligence period has been extended until December 2013. The contract sales price is $11 million. Since the contract is contingent on the completion of the due diligence review, it is not possible for management to estimate when the sale of the South Brunswick property will occur, and therefore, it is classified as held for use as of July 31, 2013.

RESIDENTIAL SEGMENT

As indicated in the table above under the caption Segment Information, total revenue and NOI from FREIT’s residential same property segment for the Current Nine Months decreased by 1.5% and 7.6%, respectively, as compared to the Prior Nine Months. FREIT’s total revenue and NOI from its residential same property segment for the Current Quarter decreased by 2.1% and 7.4%, respectively, as compared to the Prior Year’s Quarter. The decrease in total revenue for the Current Nine Months and Current Quarter was primarily attributable to higher vacancy levels at several of our properties. Average occupancy levels for the Current Nine Months and Current Quarter decreased 3.4% for both periods, as compared to last year’s comparable periods. The lower occupancy levels for the current year, combined with a higher level of operating expenses for the current year, specifically repair and maintenance expense, were the primary reasons for the decrease in NOI for both the Current Nine Months and Current Quarter.

On April 26, 2013, FREIT sold its Palisades Manor Apartments in Palisades Park, New Jersey and recognized a capital gain of $1.4 million from the sale. It is FREIT’s intent to structure this sale in a manner that would qualify as a like-kind exchange of real estate pursuant to Section 1031 of the Internal Revenue Code, which would result in a deferral for income tax purposes of the $1.4 million gain of the Palisades Manor sale. However, there is a possibility that the acquisition of the property identified in the 1031 exchange may not take place. Therefore, if the 1031 exchange does not occur by October 23, 2013, then management will decide whether to pay out the gain of $1.4 million as a capital gain dividend to FREIT shareholders, or retain the proceeds within the operation and pay the related income taxes in 2013. FREIT management will make this decision prior to the fiscal 2013 year-end close on October 31, 2013. The gain on the sale, as well as the earnings of the Palisades Manor operation are classified as discontinued operations in FREIT’s income statements for the applicable periods presented.

On August 13, 2013, FREIT sold its Grandview Apartments in Hasbrouck Heights, New Jersey for $2.5 million. FREIT recognized a $2.3 million gain from the sale of this property, which will be recorded in FREIT’s 4th Quarter operating results. It is FREIT’s intent to structure this sale in a manner that would qualify as a like-kind exchange of real estate pursuant to Section 1031 of the Internal Revenue Code, which would result in a deferral for income tax purposes of the gain of the Grandview sale. Since the Grandview property was sold subsequent to July 31, 2013, but prior to the issuance of FREIT’s 3rd Quarter 10-Q, the Grandview property has been classified as property held for sale as of July 31, 2013. In addition, the earnings of the Grandview operation have been classified as discontinued operations in the accompanying income statements for all periods presented.

In the quarter ended January 31, 2013, FREIT elected, under Section 858 of the Internal Revenue Code, to treat the $1.4 million dividend paid during such period as a distribution of a portion of the prior year’s capital gain related to the sale of the Heights Manor property in Spring Lake Heights, NJ and, accordingly, reversed $720,000 of the income tax liability, which has been credited to discontinued operations for the nine-month period ended July 31, 2013.

ADJUSTED FUNDS FROM OPERATIONS

Funds from Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modifies the NAREIT computation of FFO by adjustments management considers appropriate and arrives at Adjusted Funds From Operations (“AFFO”). These adjustments to FFO are amortization of acquired leases, under market lease amortization, straight-line rents, FFO from discontinued operations and recurring capital improvements on our residential apartments.

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FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance. We compute FFO and AFFO as follows:

	Nine Months Ended July 31,		Three Months Ended July 31,
	2013	2012	2013	2012
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$4,705	$3,438	$1,093	$(891)
Depreciation of consolidated properties	4,533	4,589	1,511	1,551
Depreciation of discontinued operations	10	37	2	13
Amortization of deferred leasing costs	204	193	77	72
Project abandonment costs related to asset impairment	—	3,726	—	2,236
Gain on sale of discontinued operations	(1,377)	—	—	—
Distributions to minority interests	(462)	(745)	(60)	(240)
FFO	$7,613	$11,238	$2,623	$2,741

Per Share - Basic	$1.10	$1.62	$0.38	$0.39

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$7,613	$11,238	$2,623	$2,741
Amortization of acquired leases	18	(5)	6	7
Under market lease amort re: Giant lease termination	—	(1,344)	—	—
Deferred rents (Straight lining)	126	(7)	15	3
Less: FFO from discontinued operations	(821)	(474)	(50)	(194)
Capital Improvements - Apartments	(542)	(467)	(340)	(221)
AFFO	$6,394	$8,941	$2,254	$2,336

Per Share - Basic	$0.92	$1.29	$0.32	$0.34

Weighted Average Shares Outstanding:
Basic	6,942	6,942	6,942	6,942

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

DIVIDENDS

The 3rd quarter dividend of $0.30 per share will be paid on September 16, 2013 to shareholders of record on September 3, 2013. Dividends for the fiscal year amount to an aggregate of $0.90 per share.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $240 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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